Exhibit 99

October 31, 2016

Dominion Announces Third-Quarter Earnings

•	Third-quarter 2016 reported earnings of $1.10 per share

•	Third-quarter 2016 operating earnings of $1.14 per share compared to guidance of $0.95 to $1.10 per share

RICHMOND, Va. – Dominion Resources (NYSE: D) today announced unaudited reported earnings determined in accordance with Generally Accepted Accounting Principles (reported earnings) for the three months ended Sept. 30, 2016, of $690 million ($1.10 per share) compared with earnings of $593 million ($1.00 per share) for the same period in 2015.

Operating earnings for the three months ended Sept. 30, 2016, amounted to $716 million ($1.14 per share), compared to operating earnings of $611 million ($1.03 per share) for the same period in 2015. Operating earnings are defined as reported earnings adjusted for certain items.

The principal difference between reported earnings and operating earnings for the quarter is related to transaction costs associated with the Dominion Questar combination and our investments in nuclear decommissioning trust funds.

Dominion uses operating earnings as the primary performance measurement of its earnings guidance and results for public communications with analysts and investors. Dominion also uses operating earnings internally for budgeting, for reporting to the Board of Directors, for the company’s incentive compensation plans and for its targeted dividend payouts and other purposes. Dominion management believes operating earnings provide a more meaningful representation of the company’s fundamental earnings power.

Thomas F. Farrell II, chairman, president and chief executive officer, said:

“We are very pleased with our strong third-quarter results that came in well above our guidance range partially as a result of warmer weather in our service territory. Our integrated system of power stations and transmission lines were able to meet the increased demand reliably and effectively.

“We continue to execute on our growth projects including starting construction of the 1,588-megawatt Greensville County combined cycle power station. The project is on-time and on-budget.

“Our large contracted solar farms, Four Brothers and Three Cedars in Utah, were completed last month, on time and on budget. We have a number of solar projects under development in Virginia and North Carolina and continue to see demand for renewables from our customers.

“Our Cove Point Liquefaction project is now 75 percent complete and the facility continues on time and on budget for a late 2017 in-service date. We continue to work toward the construction of the Atlantic Coast Pipeline and the related Supply Header project. We expect completion of these projects in late 2019.”

THIRD-QUARTER 2016 REPORTED AND OPERATING EARNINGS COMPARED TO 2015

Reported earnings increased 10 cents per share as compared to third-quarter 2015. Business segment results and detailed descriptions of items included in 2016 and 2015 reported earnings but excluded from operating earnings can be found on Schedules 1, 2 and 3 of this release.

Operating earnings increased 11 cents per share as compared to third-quarter 2015 operating earnings. The increase in operating earnings was primarily attributable to an increase in electric sales from warmer weather, lower capacity expenses, revenues from our regulated growth projects, and a lower tax rate. Factors offsetting the increase include the absence of a farmout transaction and share dilution. Details of third-quarter 2016 operating earnings as compared to the same period in 2015 may be found on Schedule 4 of this release.

FOURTH-QUARTER 2016 OPERATING EARNINGS GUIDANCE

Dominion expects fourth-quarter 2016 operating earnings in the range of $0.90-$1.05 per share, compared to fourth-quarter 2015 operating earnings of $0.70 per share. Positive drivers include a return to normal weather, increased revenues from our growth projects, the addition of Dominion Questar, lower capacity expenses and the absence of a Millstone refueling outage. Reconciliation of reported and operating earnings for the fourth quarter of 2015 can be found on Schedule 3 of this release.

The company is maintaining its previously issued 2016 operating earnings guidance of $3.60-$4.00 per share.

In providing its fourth-quarter and full-year operating earnings guidance, the company notes that there could be differences between expected reported earnings and estimated operating earnings for matters such as, but not limited to, acquisitions, divestitures or changes in accounting principles. At this time, Dominion management is not able to estimate the aggregate impact of these items on future period reported earnings.

CONFERENCE CALL TODAY

Dominion will host its third-quarter earnings conference call at 1 p.m. ET on Monday, Oct. 31, 2016. Management will discuss third-quarter financial results and other matters of interest to the financial community.

Domestic callers should dial (877) 410-5657. International callers should dial (334) 323-9872. The passcode for the conference call is “Dominion.” Participants should dial in 10 to 15 minutes prior to the scheduled start time. Members of the media also are invited to listen.

A live webcast of the conference call, including accompanying slides, and other financial information will be available on the investor information pages at www.dom.com/investors and www.dommidstream.com/investors.

A replay of the conference call will be available beginning about 4 p.m. ET Oct. 31, 2016 and lasting until 11 p.m. ET Nov. 7, 2016. Domestic callers may access the recording by dialing (877) 919-4059. International callers should dial (334) 323-0140. The PIN for the replay is 85471176. Additionally, a replay of the webcast will be available on the investor information pages by the end of the day Oct. 31, 2016.

Dominion is one of the nation’s largest producers and transporters of energy, with a portfolio of approximately 26,000 megawatts of generation, 14,400 miles of natural gas transmission, gathering and storage pipeline, and 6,500 miles of electric transmission lines. Dominion operates one of the nation’s largest natural gas storage systems with 1 trillion cubic feet of storage capacity and serves more than 6 million utility and retail energy customers. For more information about Dominion, visit the company’s website at www.dom.com.

This release contains certain forward-looking statements, including forecasted operating earnings for fourth-quarter and full-year 2016 which is subject to various risks and uncertainties. Factors that could cause actual results to differ materially from management’s projections, forecasts, estimates and expectations may include factors that are beyond the company’s ability to control or estimate precisely, including fluctuations in energy-related commodity prices, estimates of future market conditions, additional competition in our industries, changes in the demand for Dominion’s services, access to and costs of capital, fluctuations in the value of our pension assets and assets held in our decommissioning trusts, impacts of acquisitions, divestitures, transfers of assets to joint ventures or Dominion Midstream and retirements of assets based on asset portfolio reviews, the receipt of approvals for, and timing of, closing dates for acquisitions and divestitures, the timing and execution of Dominion Midstream’s growth strategy, and the ability to complete planned construction or expansion projects at all or within the terms and timeframes initially anticipated. Other factors include, but are not limited to, weather conditions and other events, including the effects of hurricanes, earthquakes, high winds, major storms and changes in water temperatures on operations, the risk associated with the operation of nuclear facilities, unplanned outages at facilities in which Dominion has an ownership interest, the impact of operational hazards and catastrophic events, state and federal legislative and regulatory developments, including changes in federal and state tax laws and changes to environmental and other laws and regulations, including those related to climate change, greenhouse gases and other emissions to which we are subject, changes in enforcement practices of regulators relating to environmental standards and litigation exposure for remedial activities, political and economic conditions, industrial, commercial and residential growth or decline in Dominion’s service area, risks of operating businesses in regulated industries that are subject to changing regulatory structures, changes to regulated gas and electric rates collected by Dominion, changes to rating agency requirements and ratings, changing financial accounting standards, fluctuations in interest rates, employee workforce factors, including collective bargaining, counter-party credit and performance risks, adverse outcomes in litigation matters or regulatory proceedings, the risk of hostile cyber intrusions and other uncertainties. Other risk factors are detailed from time to time in Dominion’s quarterly reports on Form 10-Q or most recent annual report on Form 10-K filed with the Securities and Exchange Commission.

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CONTACTS:	Media: Ryan Frazier, (804) 819-2521 or C.Ryan.Frazier@dom.com
Financial analysts: Kristy Babcock, (804) 819-2492 or Kristy.R.Babcock@dom.com

DOMINION RESOURCES, INC.

CONSOLIDATED STATEMENTS OF INCOME*

Unaudited (GAAP Based)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Operating Revenue	$3,132	$2,971	$8,651	$9,127

Operating Expenses
Electric fuel and other energy-related purchases	606	636	1,791	2,180
Purchased (excess) electric capacity	(6)	75	107	259
Purchased gas	77	85	252	446
Other operations and maintenance	778	564	2,146	1,875
Depreciation, depletion and amortization	400	355	1,112	1,037
Other taxes	145	133	448	432

Total operating expenses	2,000	1,848	5,856	6,229

Income from operations	1,132	1,123	2,795	2,898

Other income	63	11	189	127
Interest and related charges	237	230	702	674

Income from operations including noncontrolling interests before income tax expense	958	904	2,282	2,351
Income tax expense	230	305	561	794

Net Income Including Noncontrolling Interests	728	599	1,721	1,557
Noncontrolling Interests	38	6	55	15

Net Income Attributable to Dominion	$690	$593	$1,666	$1,542

Earnings Per Common Share – Basic
Net Income Attributable to Dominion	$1.10	$1.00	$2.72	$2.61
Earnings Per Common Share – Diluted
Net Income Attributable to Dominion	$1.10	$1.00	$2.71	$2.60

Dividends declared per common share	$0.7000	$0.6475	$2.1000	$1.9425

*	The notes contained in Dominion’s most recent quarterly report on Form 10-Q or annual report on Form 10-K are an integral part of the Consolidated Financial Statements.

Schedule 1 - Segment Earnings

Preliminary, Unaudited

(millions, except earnings per share)	Three months ended September 30,
	2016	2015	Change
REPORTED EARNINGS [1]	$690	$593	$97
Pre-tax loss (income) [2]	48	19	29
Income tax [2]	(22)	(1)	(21)

Adjustments to reported earnings	26	18	8

OPERATING EARNINGS	$716	$611	$105

By segment:
Dominion Virginia Power	139	125	14
Dominion Energy [3,4]	135	153	(18)
Dominion Generation [3]	650	390	260
Corporate and Other	(208)	(57)	(151)

	$716	$611	$105

Earnings Per Share (EPS):
REPORTED EARNINGS [1]	$1.10	$1.00	$0.10
Adjustments to reported earnings (after tax)	0.04	0.03	0.01

OPERATING EARNINGS	$1.14	$1.03	$0.11

By segment:
Dominion Virginia Power	0.22	0.21	0.01
Dominion Energy [3,4]	0.21	0.26	(0.05)
Dominion Generation [3]	1.04	0.66	0.38
Corporate and Other	(0.33)	(0.10)	(0.23)

	$1.14	$1.03	$0.11

Common Shares Outstanding (average, diluted)	626.0	595.5

(millions, except earnings per share)	Nine months ended September 30,
	2016	2015	Change
REPORTED EARNINGS [1]	$1,666	$1,542	$124
Pre-tax loss (income) [2]	103	122	(19)
Income tax [2]	(40)	(40)	—

Adjustments to reported earnings	63	82	(19)

OPERATING EARNINGS	$1,729	$1,624	$105

By segment:
Dominion Virginia Power	363	382	(19)
Dominion Energy [3,4]	483	509	(26)
Dominion Generation [3]	1,066	902	164
Corporate and Other	(183)	(169)	(14)

	$1,729	$1,624	$105

Earnings Per Share (EPS):
REPORTED EARNINGS [1]	$2.71	$2.60	$0.11
Adjustments to reported earnings (after tax)	0.10	0.14	(0.04)

OPERATING EARNINGS	$2.81	$2.74	$0.07

By segment:
Dominion Virginia Power	0.59	0.64	(0.05)
Dominion Energy [3,4]	0.78	0.86	(0.08)
Dominion Generation [3]	1.74	1.52	0.22
Corporate and Other	(0.30)	(0.28)	(0.02)

	$2.81	$2.74	$0.07

Common Shares Outstanding (average, diluted)	613.8	592.7

1)	Determined in accordance with Generally Accepted Accounting Principles (GAAP).
2)	Adjustments to reported earnings are included in Corporate and Other segment reported GAAP earnings. Refer to Schedules 2 and 3 for details, or find “GAAP Reconciliation” in the Earnings Release Kit on Dominion’s website at www.dom.com/investors.
3)	2015 amounts have been recast to reflect non-regulated retail energy marketing operations in the Dominion Energy segment.
4)	2016 amounts include Dominion Questar operations for partial month September.

Schedule 2 - Reconciliation of 2016 Reported Earnings to Operating Earnings

2016 Earnings (Nine months ended September 30, 2016)

The $103 million pre-tax net effect of the adjustments included in 2016 reported earnings, but excluded from operating earnings, is primarily related to the following items:

•	$65 million charge associated with an organizational design initiative and primarily comprised of employee severance benefits.

•	$60 million of transaction and transition costs associated with the Dominion Questar combination, which was completed in September 2016.

•	$29 million net gain related to our investments in nuclear decommissioning trust funds.

(millions, except per share amounts)	1Q16	2Q16	3Q16	4Q16	YTD 2016 [2]
Reported earnings	$524	$452	$690		$1,666

Adjustments to reported earnings [1]:
Pre-tax loss (income)	67	(12)	48		103

Income tax	(19)	1	(22)		(40)

	48	(11)	26		63

Operating earnings	$572	$441	$716		$1,729

Common shares outstanding (average, diluted)	598.2	617.0	626.0		613.8

Reported earnings per share	$0.88	$0.73	$1.10		$2.71

Adjustments to reported earnings (after-tax)	0.08	(0.02)	0.04		0.10

Operating earnings per share	$0.96	$0.71	$1.14		$2.81

1)	Adjustments to reported earnings are reflected in the following table:

	1Q16	2Q16	3Q16	4Q16	YTD 2016
Pre-tax loss (income):
Organizational design initiative	70	(5)			65
Questar transaction and transition costs	2	5	53		60
Net gain in nuclear decommissioning trust funds	(2)	(11)	(16)		(29)
Other items	(3)	(1)	11		7

	$67	($12)	$48		$103

Income tax expense (benefit):
Tax effect of above adjustments to reported earnings *	(19)	1	(10)		(28)
Divestiture tax settlement			(12)		(12)

	($19)	$1	($22)		($40)

*	Income taxes for individual pre-tax items include current and deferred taxes using a transactional effective tax rate. For interim reporting purposes, such amounts may be adjusted in connection with the calculation of the Company’s year-to-date income tax provision based on its estimated annual effective tax rate.

2)	YTD EPS may not equal sum of quarters due to share count differences

Schedule 3 - Reconciliation of 2015 Reported Earnings to Operating Earnings

2015 Earnings (Twelve months ended December 31, 2015)

The $220 million pre-tax net effect of the adjustments included in 2015 reported earnings, but excluded from operating earnings, is primarily related to the following items:

•	$85 million charge associated with Virginia legislation enacted in February that required the write-off of Virginia Power prior-period deferred fuel costs during the first quarter of 2015.

•	$99 million charge associated with the asset retirement obligations for ash ponds and landfills at certain utility generation facilities in connection with the enactment of EPA coal combustion residuals rules in the second quarter of 2015.

•	$28 million net charge in connection with the Virginia Commission’s final ruling associated with its biennial review of Virginia Power’s base rates for 2013-2014 test years.

(millions, except per share amounts)	1Q15	2Q15	3Q15	4Q15	YTD 2015 [2]
Reported earnings	$536	$413	$593	$357	$1,899

Adjustments to reported earnings [1]:
Pre-tax loss (income)	76	27	19	98	220
Income tax	(28)	(11)	(1)	(39)	(79)

	48	16	18	59	141

Operating earnings	$584	$429	$611	$416	$2,040

Common shares outstanding (average, diluted)	589.9	592.5	595.5	596.7	593.7

Reported earnings per share	$0.91	$0.70	$1.00	$0.60	$3.20

Adjustments to reported earnings (after-tax)	0.08	0.03	0.03	0.10	0.24

Operating earnings per share	$0.99	$0.73	$1.03	$0.70	$3.44

1)	Adjustments to reported earnings are reflected in the following table:

	1Q15	2Q15	3Q15	4Q15	YTD 2015
Pre-tax loss (income):
Write-off of deferred fuel costs	85				85
Future ash pond and landfill closure costs		45		54	99
Impact of Virginia Power biennial review				28	28
Other items	(9)	(18)	19	16	8

	$76	$27	$19	$98	$220

Income tax expense (benefit):
Tax effect of above adjustments to reported earnings *	(28)	(11)	(7)	(39)	(85)
Deferred taxes refundable to utility customers			6		6

	($28)	($11)	($1)	($39)	($79)

*	Income taxes for individual pre-tax items include current and deferred taxes using a transactional effective tax rate. For interim reporting purposes, such amounts may be adjusted in connection with the calculation of the Company’s year-to-date income tax provision based on its estimated annual effective tax rate.

2)	YTD EPS may not equal sum of quarters due to share count differences

Schedule 4 - Change in Contribution to Reported and Operating Earnings

Preliminary, unaudited	Three Months Ended
(millions, except EPS)	September 30,
	2016 vs. 2015
	Increase / (Decrease)
	Amount	EPS
Change in reported earnings (GAAP)	$97	$0.10
Change in Pre-tax loss (income) [1]	$29
Change in Income tax [1]	(21)

Adjustments to reported earnings	$8	$0.01

Change in consolidated operating earnings	$105	$0.11

Reconciling Items
Dominion Virginia Power
Regulated electric sales:
Weather	$12	$0.02
Other	5	0.01
FERC transmission equity return	9	0.01
Storm damage and service restoration	(5)	(0.01)
Other	(7)	(0.01)
Share dilution	—	(0.01)

Change in contribution to reported and operating earnings	$14	$0.01
Dominion Energy
Gas Distribution margin	$5	$0.01
Farmout transaction	(27)	(0.06)
Dominion Questar combination	5	0.01
Other	(1)	—
Share dilution	—	(0.01)

Change in contribution to reported and operating earnings	($18)	($0.05)
Dominion Generation
Regulated electric sales:
Weather	$32	$0.05
Other	10	0.02
Renewable energy investment tax credits	212	0.35
Noncontrolling interest related to solar partnerhips	(20)	(0.03)
Merchant generation margin	(14)	(0.02)
Capacity related expenses	49	0.08
Other	(9)	(0.02)
Share dilution	—	(0.05)

Change in contribution to reported and operating earnings	$260	$0.38
Corporate and Other
Renewable energy investment tax credits	($148)	($0.23)
Other	(3)	—

Change in contribution to operating earnings	($151)	($0.23)
Change in consolidated operating earnings	$105	$0.11
Change in adjustments included in reported earnings[1]	(8)	(0.01)

Change in consolidated reported earnings	$97	$0.10

1)	Adjustments to reported earnings are included in Corporate and Other segment reported GAAP earnings.
Refer to Schedules 2 and 3 for details, or find “GAAP Reconciliation” in the Earnings Release Kit on Dominion’s website at www.dom.com/investors.

Note: Figures may not add due to rounding.